UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
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FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 3, 2013

MDU Resources Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-3480	41-0423660
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1200 West Century Avenue P.O. Box 5650 Bismarck, North Dakota 58506-5650 (Address of principal executive offices) (Zip Code) Registrant’s telephone number, including area code: (701) 530-1000

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 3, 2013, MDU Resources Group, Inc. (the “Company”) announced that Nathan W. Ring will become Vice President, Controller and Chief Accounting Officer, effective January 3, 2014. Mr. Ring will replace Nicole A. Kivisto, who has accepted another executive position with a division of the Company. Mr. Ring, age 38, is treasurer and controller of MDU Construction Services Group, Inc. (“CSG”), a subsidiary of the Company, a position he has held since the end of April 2013, and also serves as treasurer of the principal subsidiaries of CSG. He served as treasurer of CSG from September 2012 through April 2013 and as controller from June 2012 until September 2012. Prior to that, he served as assistant controller of D S S Company, a subsidiary of Knife River Corporation, a subsidiary of the Company, from March 2009 to June 2012 and as controller of another Knife River Corporation subsidiary, Hap Taylor & Sons, Inc. doing business as Norm’s Utility Contractor, Inc., from March 2007 to March 2009. Mr. Ring joined the Company in 2001 as a tax analyst.

Mr. Ring and the Company will enter into an indemnification agreement, which will provide, among other things, that the Company will indemnify Mr. Ring to the fullest extent permitted by applicable Delaware law and in excess of that expressly permitted by statute, but not to the extent prohibited by law. The terms of the indemnification agreement are described in the Company's Current Report on Form 8-K, dated August 12, 2010, which was filed with the Securities and Exchange Commission on August 17, 2010 (File No. 1-3480), which description is incorporated herein by reference.

Compensation for Mr. Ring will be determined by the Board of Directors (the “Board”) of the Company and the Compensation Committee of the Board at their regularly scheduled meetings to be held in February 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 3, 2013

MDU RESOURCES GROUP, INC.

By:	/s/ Paul K. Sandness
Paul K. Sandness
General Counsel and Secretary

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